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                                                              Exhibit 10gg(ii)
                                                              ----------------

                 AMENDMENTS TO DEFERRED COMPENSATION PLAN FOR
                            NON-EMPLOYEE DIRECTORS


RESOLVED that, in accordance with Section 8 of Appendix A (Employee Benefits Allocation) of the Separation Agreement between Pacific Telesis Group and PacTel Corporation, dated October 7, 1993, and effective as of the date of separation of PacTel Corporation from the corporation, the Pacific Telesis Group Deferred Compensation Plan for Non-Employee Directors (the "Plan") is hereby revised as follows:

         1. Section 4 of the Plan is amended by the addition of the following new paragraph (e) at the end thereof:

              (e) For purposes of determining when a distribution shall be made under this Section 4, a member of the Board of Directors of Pacific Telesis Group who becomes a member of the Board of Directors of PacTel Corporation on or before the total and complete separation of PacTel Corporation from Pacific Telesis Group shall not be considered to have ceased to be a Director of the Company or any of its subsidiaries until he or she ceases to be a member of the Board of Directors of PacTel Corporation;
and be it

         FURTHER RESOLVED that the officers of this corporation, and any one of them, are authorized and directed, in the name and on behalf of this corporation, to do any and all other acts and things, to make any and all other determinations, and to execute any and all other documents that they deem necessary or advisable to effectuate the purposes or these resolutions.




Board of Directors
Pacific Telesis Group
February 25, 1994
















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